Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-199484 of our report dated August 29, 2014 (November 7, 2014 as to the effects of the reverse stock split as described in Note 2) relating to the consolidated financial statements and financial statement schedule of Connecture, Inc. appearing in the prospectus, which is part of such Registration Statement and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

November 24, 2014